	E-Filed	Colorado Secretary of State
Document processing fee		Date and time: 07/13/2005 03:05 PM
If document is filed on paper	$125.00	Entity Id: 19901020799
If document is filed electronically	$50.00	Document number: 20051269940
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Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19901020799

1. Entity name:
Torrent Energy Corporation
(If changing the name of the corporation, indicate name
BEFORE the name change)

2. New Entity name:
(if applicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true	☐ "bank" or "trust" or any derivative thereof
name of an entity, trade name or trademark	☐ "credit union"	☐ "savings and loan"
stated in this document, mark the applicable	☐ "insurance", "casualty", "mutual", or "surety"
box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration
as amended is less than perpetual, state
the date on which the period of duration
expires:
(mm/dd/yyyy)
OR

If the corporation’s period of duration as amended is perpetual, mark this box: [X]

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the
individual(s) causing the document
to be delivered for filing:	Urata	Jan
	(Last)	(First)	(Middle)	(Suffix)

Clark Wilson LLP
(Street name and number or Post Office information)

	Vancouver	FC	V6C 3H1
	(City)	(State)	(Postal/Zip Code)

	BC		Canada
	(Province – if applicable)		(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

TORRENT ENERGY CORPORATION

CERTIFIED COPY OF DIRECTORS’ MINUTES

The undersigned, a duly authorized officer of Torrent Energy Corporation (the “Company”), a Colorado corporation, in accordance with the provisions of Section B of the Colorado Revised Statutes, DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors by unanimous written consent pursuant to Section 7 of the Colorado Revised Statutes on July 12, 2005:

Private Placement with Cornell Capital Partners, LP

Whereas the Board has determined that it is in the best interests of the Company to issue certain Series C Convertible Preferred Stock, par value of $.01 per share (the “Series ‘C’ Preferred Stock”) as follows:

A.                     The Company has negotiated a private placement (the “Offering”) with Cornell Capital Partners, LP (the “Investor”), of 12,500 Series C Preferred Stock in the aggregate principal amount of US$12,500,000, to be funded as follows:

(i)	$6,000,000 upon closing;
(ii)	$3,500,000 two days prior to filing of a registration statement; and
(iii)	$3,000,000 upon effectiveness of the registration statement;

B.                     The Offering shall close on the date which definitive documents are signed by and between the Company and the Investor (the “Closing Date”);

C.                     The Series C Preferred Stock shall have the rights and restrictions as set out in the Certificate of Designation of the Series C Convertible Preferred Stock which is to be filed with the Secretary of State of Colorado pursuant to a directors’ resolution of the Company dated July 12, 2005;

D.                     In connection with the Offering, the Company will be entering into a registration rights agreement pursuant to which it will agree to file with the United States Securities and Exchange Commission a registration statement (the “Registration Statement”) in the appropriate form under the Securities Act of 1933, as amended, no later than 60 days from the Closing Date for the purpose of registering the Common Stock issuable upon conversion of the Series C Preferred Shares for resale, and to use its best efforts to ensure that the Registration Statement is declared effective within 140 days after it is filed; and

E..                    In connection with the Offering, the Company has agreed to pay to the Investor or its assignees, cash compensation equal to seven and one-half percent (7.5%) of the gross proceeds of the Series C Preferred Stock purchased by investors (who may include or be Cornell Capital Partners, LP) (the “Fee”).

ON MOTION IT WAS RESOLVED THAT:

1.	The Company be and is hereby authorized to issue 12,500 Series C Preferred Stock to the Investor pursuant to the Offering;
2.	The Company is hereby authorized to execute and deliver:
	(a)	an investment agreement between the Company and the Investor, in the form approved by any one director, pursuant to which the Investor will purchase 12,500 Series C Preferred Stock;
	(b)	certificates representing the Series C Preferred Stock, in the form approved by any one director;
	(c)	the Registration Rights Agreement, in the form approved by any one director; and
	(d)	such other directions, certificates, receipts, acknowledgements, instructions, receipts instruments or other documents that the Company deems, necessary, appropriate or expedient in the circumstances;
3.

The Company reserve from its authorized capital, and allot for issuance to the Investor that number of common stock from time to time issuable upon the conversion of the Series C Preferred Stock in accordance with their terms and conditions; provided that Mark Gustafson, in his capacity as the President and Chief Executive Officer of the Company, be and is hereby authorized to determine, in negotiation with the Investor and with the advice of counsel, the actual number of Shares to be reserved;

4.

The Company be and is hereby authorized to allot and issue to the Investor, without the need for further resolution of the directors, such number of common stock as shall be appropriate upon conversion of the Series C Preferred Stock in accordance with their terms and conditions;

5.	Any one director or officer of the Company be and is hereby authorized as the “Authorized Signatory” of the Company to:
(a)

execute and deliver for and on behalf of the Company under the common seal of the Company or otherwise, such agreements, directions, certificates, acknowledgements, instructions, receipts, instruments and other documents of any kind whatsoever, in such form and with such amendments or variations as he deems necessary, appropriate or expedient in the circumstances, including without limitation authorization for payment of the Fee; and

	(b)	do or cause to be done all such other acts or things for or on behalf of the Company as may be, in his sole discretion, necessary, appropriate or expedient in the circumstances;

for the purpose of giving full effect to these resolutions, and the execution and delivery by the Authorized Signatory of any agreement, direction, certificate, acknowledgement or other document of any kind whatsoever in the name of or on behalf of the Company in connection with any matter contemplated by these resolutions shall be binding on the Company and shall be conclusively presumed to be the act of the Company.

Motion passed.

IN WITNESS WHEREOF, the Company has caused this certified copy of directors’ minutes to be signed, under penalties of perjury, by Mark Gustafson, its President and Chief Executive Officer.

Dated July 12, 2005.

TORRENT ENERGY CORPORATION

By:

/s/ Mark Gustafson

Mark Gustafson,

President and Chief Executive Officer

CERTIFICATE OF DESIGNATION

OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

(Par Value $.01 Per Share)

OF

TORRENT ENERGY CORPORATION

The undersigned, a duly authorized officer of Torrent Energy Corporation, a Colorado corporation (the “Company”), in accordance with the provisions of Section B of the Colorado Revised Statues, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors by unanimous written consent pursuant to Section 7 of the Colorado Revised Statues on July 12, 2005:

RESOLVED, that the Board has determined that it is in the best interests of the Company to provide for the designation of Twenty Five Thousand (25,000) shares of certain Series C Convertible Preferred Shares, par value $.01 per share (the "Series C Preferred Shares") and an issuance, to consist of Twelve Thousand Five Hundred (12,500) shares, and hereby fixes the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series C Preferred Shares, as follows:

DESIGNATION AND RANK

Section 1.01                       Designation. This resolution shall provide for a single series of Preferred Shares, the designation of which shall be “Series C Preferred Shares,” par value $.01 per share. The number of authorized shares constituting the Series C Preferred Shares is Twenty Five Thousand (25,000) and an issuance of Twelve Thousand Five Hundred (12,500) shares as provided in the Investment Agreement dated the date hereof between the Company and Cornell Capital Partners, LP (the “Investment Agreement”). The Series C Preferred Shares will have a liquidation preference as determined in Section 3.01 below.

Section 1.02                       Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series C Preferred Shares shall be senior to the common stock of the Company, par value $.001 per share (the “Common Stock”), and senior to all other series of Preferred Shares (the “Junior Stock”).

DIVIDEND RIGHTS

Section 1.03                      Dividends or Distributions. The Holders of Series C Preferred Shares shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series C Preferred Shares in the amount of five percent (5%) per year (computed on the basis of a 365-day year and the actual days elapsed). Dividends shall be paid in cash. Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless cash dividends or distributions on the Series C Preferred Shares for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

LIQUIDATION RIGHTS

Section 1.04                      Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the holders of Common Stock or any series of Preferred Shares, the holders of Series C Preferred Shares shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to One Thousand Dollars ($1,000) per share of Series C Preferred Shares (the “Liquidation Amount”) plus all accumulated and unpaid dividends thereon, for each share of Series C Preferred Shares held by them.

Section 1.05                       Pro Rata Distribution. If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with acumulated and unpaid dividends thereon, in full to all holders of Series C Preferred Shares, then the entire net assets of the Corporation shall be distributed among the holders of the Series C Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company’s Board of Directors), or both, at the election of the Company’s Board of Directors.

Section 1.06                       Merger, Consolidation or Reorganization. For purposes of this Article III, a Liquidation shall not be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company.

REGISTRATION RIGHTS AND CONVERSION RIGHTS

Section 1.07                       Registration Rights. The Series C Preferred Shares shall have registration rights pursuant to the Investor Registration Rights Agreement dated July 12, 2005 between the Company and Cornell Capital Partners, LP.

Section 1.08                       Conversion. The Holders of Series C Preferred Shares shall have sole right and in their discretion to elect conversion pursuant to the conversion rights as follow (the "Conversion Rights"):

Each share of Series C Preferred Shares shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.03 hereof), at the office of the Company’s transfer agent, pursuant to the Irrevocable Transfer Agent Instructions dated the date hereof, for the Series C Preferred Shares into such number of fully paid and non-assessable shares of Common Stock equal to the sum of (i) the Liquidation Amount of the Series C Preferred Shares plus (ii) all accrued but unpaid dividends thereon, divided by the Conversion Price (as defined below). The “Conversion Price” shall be equal to the lower of (i) Three Dollars ($3.00) per share, (the “Fixed Price”) which shall be adjusted in the event of a subdivision or combination of shares, or (ii) eighty five percent (85%) of the average of the volume weighted average prices (“VWAP”) of the Common Stock for each of the five (5) Trading Days immediately preceding the date of conversion (“Market Driven Price”). The VWAP shall be determined using price quotations from Bloomberg, LP. “Trading Day” shall mean any day during which the New York Stock Exchange shall be open for business.

Each share of Series C Preferred Shares shall automatically convert into shares of Common Stock at the Conversion Price then in effect immediately upon the consummation of the occurrence of a stock acquisition, merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company.

Each shares of Series C Preferred Shares shall automatically convert into shares of Common Stock at the Conversion Price then in effect immediately upon the second anniversary of the date of issuance of each share.

Section 1.09	Conversion Limitations.

The holder of the Series C Preferred Shares shall only be entitled to convert up to an aggregate of Nine Hundred Fifty Thousand Dollars ($950,000) of the Series C Preferred Shares in any thirty (30) calendar day period, provided however, that in no event shall the holder of the Series C Preferred Shares be entitled to convert more than an aggregate of Seven Hundred Fifty Thousand ($750,000) of the Series C Preferred Shares at the Market Driven Price in any thirty (30) calendar day period. The Company, in its discretion, may waive the conversion limitations set forth in the preceding sentence. Upon the occurrence of an Event of Default, the holder of the Series C Preferred Shares, in its sole discretion, may, notwithstanding any limitations contained in this Certificate of Designations or the Investment Agreement, convert all the Series C Preferred Shares outstanding and accrued but unpaid dividends thereon into shares of Common Stock as outlined herein.

Section 1.10                       Adjustments. The Conversion Price of the Series C Preferred Shares as described in Section 4.02 above shall be adjusted from time to time as follows:

In the event of any reclassification of the Common Stock or recapitalization involving Common Stock (excluding a subdivision, or combination of shares or any other event described in this Section 4.02) the holders of the Series C Preferred Shares shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to the reclassification or recapitalization, upon conversion of the Series C Preferred Shares, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series C Preferred Shares would have been entitled if they had held the number of shares of Common Stock into which the Series C Preferred Shares was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series C Preferred Shares.

An adjustment made pursuant to this subparagraph (a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.02 above, the holders of the Series C Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Preferred Shares are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.

Section 1.11	Procedures for Conversion.

In order to exercise conversion rights pursuant to Section 4.02 above, the holder of the Series C Preferred Shares to be converted shall deliver an irrevocable written notice of such exercise to the transfer agent of the Company (the “Transfer Agent”) pursuant to the Irrevocable Transfer Agent Instructions dated as of July 12, 2005, with a copy to the Company. The holder of any shares of Series C Preferred Shares shall, upon any conversion of such Series C Preferred Shares in accordance with this Section 4, surrender certificates representing the Series C Preferred Shares to the Company’s Transfer Agent, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall cause its Transfer Agent to deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series C Preferred Shares so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Transfer Agent or the Company of any notice of conversion pursuant to this Section 4. Upon conversion of any shares of Series C Preferred Shares, such shares shall cease to constitute shares of Series C Preferred Shares and shall represent shares of common stock into which they have been converted.

In connection with the conversion of any shares of Series C Preferred Shares, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest.

The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series C Preferred Shares. In the event that the Company does not have a sufficient number of shares of authorized and unissued Common Stock necessary to satisfy the full conversion of the shares of Series C Preferred Shares, then the Company shall call and hold a meeting of the shareholders within thirty (30) calendar days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company’s

Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series C Preferred Shares, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

Section 1.12                       Notices of Record Date. In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series C Preferred Shares:

at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in Sections 4.04 (b); and

in the case of the matters referred to in Section 4.04 (b) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

Section 1.13                       Limitations of Conversion. Subject to the Termination Rights specified in Section 4.07(b) hereof, the Conversion Rights specified herein shall be subject to the following limitations:

No holder of the shares of Series C Preferred Shares shall be entitled to convert the Series C Preferred Shares to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective sixty one (61) days after the date of such notice).

The limitations on the Conversion Rights specified in Section 4.07(a) hereof shall terminate (the “Termination Rights”) if there is a Change in Control of the Company (as defined below). For the purpose of hereof, a “Change in Control” of the Company has occurred when: (i) any person (defined herein to mean any person within the meaning of Section 13(d) of the Securities

Exchange Act of 1934 (the “Exchange Act”)), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having forty percent (40%) or more of the voting power of all of the voting securities issued by the Company in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or (ii) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters; or (iii) the Company merges or consolidates with or transfers substantially all of its assets to another person; (iv) a change in the Chief Executive Officer of the Company from that person that serves in such position on the date hereof.

EVENTS OF DEFAULT

Section 1.14                       Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

The Company shall fail to observe or perform any covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision contained herein or in any Transaction Document (as defined in the Investment Agreement) which is not cured within any applicable cure period;

The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other similar proceeding which remains undismissed for a period of sixty one (61) days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

The Common Stock shall cease to be quoted for trading or listed for trading on the American Stock Exchange, Nasdaq OTC Bulletin Board (“OTC”), Nasdaq SmallCap Market, New York Stock Exchange or the Nasdaq National Market (each, a “Subsequent Market”) and shall not again be quoted or listed for trading thereon within five (5) Trading Days of such delisting; or

The Company shall fail for any reason to deliver Common Stock certificates to a holder prior to the fifth (5th) Trading Day after a conversion or the Company shall provide notice to the holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of the Series C Preferred Shares in accordance with the terms hereof.

Section 1.15                       During the time that any portion of the Series C Preferred Shares is outstanding, if any Event of Default has occurred, the holders shall have the right (but not the obligation) to convert the entire amount of the Series C Preferred Shares outstanding as provided for herein. Upon an Event of Default, notwithstanding any other provision contained herein or any Transaction Document, the holder shall have no obligation to comply with or adhere to any limitations, if any, on the conversion or sale of the Series C Preferred Shares.

NO VOTING RIGHTS

Section 1.16                       General. The Series C Preferred Shares shall not have any voting rights except as provided under the laws of the state of Colorado.

REDEMPTION RIGHTS

Section 1.17                       After providing ten (10) days’ advance written notice to the holders of the Series C Preferred Shares, the Company shall have the right to redeem (unless otherwise prevented by law) any outstanding shares of Series C Preferred Shares at an amount equal to One Hundred Twenty percent (120%) of the Liquidation Amount, plus accrued but unpaid dividends thereon (the “Redemption Price”). The Company shall consummate the redemption and pay the Redemption Price within twenty (20) days of such written notice. The Redemption Price shall be paid in immediately available funds.

MISCELLANEOUS

Section 1.18                       Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 1.19                       Severability of Provisions. If any right, preference or limitation of the Series C Preferred Shares set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, by Mark Gustafson, its President and CEO.

Dated: July 12, 2005 TORRENT ENERGY CORPORATION

By:/s/ Mark Gustafson
Name: Mark Gustafson
Title: President and CEO